EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 1, 2012, with respect to the statements of condition including the related portfolios of, EAFE Select 20 Portfolio 2012-4, The Dow Jones Select Dividend Index Strategy Portfolio 2012-4, Select 5 Industrial Portfolio 2012-4, Select S&P Industrial Portfolio 2012-4, Select S&P Core Portfolio 2012-4, Global 45 Dividend Strategy Portfolio 2012-4 (included in Van Kampen Unit Trusts, Series 1262) as of October 1, 2012, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-183299) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 1, 2012